Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 28, 2021
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary Second Quarter 2021 Unaudited Financial Results
Second Quarter 2021 Financial Highlights

•Net income of $47 million, a decrease of $38 million from the same period last year, due primarily to the continued contraction of the Bank’s balance sheet.
•Net interest income of $91 million, a decrease of $28 million from the same period last year.
•Assets totaled $83.3 billion, a decrease of $4.4 billion.
•Advances of $45.6 billion were outstanding to 592 members, housing associates, and former members, of which 38 percent were held by the Bank’s five largest borrowers.
•Mortgage loans of $7.5 billion were outstanding, of which $345 million were purchased from 144 members during the second quarter.
•The Bank paid $42 million of cash dividends at an annualized rate of 6.00 percent on activity-based stock and 3.00 percent on membership stock during the second quarter relating to first quarter 2021 earnings.
•The Bank accrued $6 million during the quarter for use in its Affordable Housing Program.

Financial Results Discussion
Net Income - For the three and six months ended June 30, 2021, the Bank recorded net income of $47 million and $113 million compared to $85 million and $177 million for the same periods in 2020. The change in net income was primarily driven by net gains on litigation settlements of $56 million recorded during the six months ended June 30, 2020, and a decline in net interest income, as discussed further below.
Net Interest Income - The Bank’s net interest income declined $28 million and $27 million during the three and six months ended June 30, 2021 when compared to the same periods last year primarily due to lower average advance balances and the lower interest rate environment. Additionally, net interest income was impacted by fair value hedging and advance prepayment activities. During the three months ended June 30, 2021, the Bank recorded an increase in net losses on fair value hedge relationships of $15 million, offset in part by an increase in advance prepayment fee income of $3 million. During the six months ended June 30, 2021, the Bank recorded an increase in net gains on fair value hedge relationships of $8 million, coupled with an increase in advance prepayment fee income of $17 million. The Bank’s net interest margin was 0.41 percent and 0.46 percent during the three and six months ended June 30, 2021, compared to 0.43 percent and 0.39 percent for the same periods in 2020.
Other Income (Loss) - The Bank’s other income (loss) declined $16 million and $50 million during the three and six months ended June 30, 2021 when compared to the same periods last year. The decline during the six months ended June 30, 2021 was primarily due to net gains on litigation settlements of $56 million recorded in the prior year as a result of a settlement with a defendant in the Bank’s private-label mortgage-backed securities (MBS) litigation. During 2020, all of the Bank’s remaining private-label MBS litigation cases initially filed were settled. As such, the Bank did not record any litigation settlements during the six months ended June 30, 2021. Other factors impacting other income (loss) included net gains (losses) on trading securities and net gains (losses) on derivatives not qualifying for hedge accounting treatment (economic derivatives), as discussed below.

During the three and six months ended June 30, 2021, the Bank recorded net combined losses of $10 million and $15 million on its trading securities and associated economic derivatives compared to net gains of $5 million and net losses of $17 million for the same periods in 2020. These changes in fair value were primarily driven by market volatility and the impact it had on interest rates, as well as credit spreads on the Bank’s fixed rate trading securities.

Assets - The Bank’s total assets decreased to $83.3 billion at June 30, 2021, from $87.7 billion at December 31, 2020, driven by a decrease in advances and investments. Advances at June 30, 2021 decreased by $1.0 billion from December 31, 2020 due primarily to decreased demand for advances across the majority of the Bank’s institution types, mainly due to increased liquidity in the financial markets and higher member deposit levels. This decrease was partially offset by an increase in borrowings by insurance company members. Investments decreased $1.8 billion due primarily to paydowns and/or maturities of U.S. Treasury obligations and MBS. The decline was offset in part by an increase in money market investments, which are primarily held for liquidity purposes.

Capital - Total capital increased to $5.9 billion at June 30, 2021 from $5.7 billion at December 31, 2020. The Bank’s regulatory capital ratio increased to 7.02 percent at June 30, 2021, from 6.55 percent at December 31, 2020, and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the second quarter of 2021 are preliminary until the Bank announces unaudited financial results in its Second Quarter 2021 Form 10-Q with the SEC, expected to be available at www.fhlbdm.com and www.sec.gov on or before August 16, 2021.
Dividend

The Bank’s Board of Directors approved a second quarter 2021 dividend at an annualized rate of 6.00 percent on activity-based stock and 3.00 percent on membership stock, unchanged from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Dividend payments totaling $44 million are expected to be paid on August 11, 2021. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	June 30,	December 31,
Statements of Condition (dollars in millions)	2021	2020
Cash and due from banks	$52	$978
Investments	29,712	31,497
Advances	45,560	46,530
Mortgage loans held for portfolio, net	7,545	8,242
Total assets	83,285	87,691
Consolidated obligations	75,179	79,599
Mandatorily redeemable capital stock	35	52
Total liabilities	77,375	81,951
Capital stock - Class B putable	3,429	3,341
Retained earnings	2,383	2,351
Accumulated other comprehensive income (loss)	98	48
Total capital	5,910	5,740
Total regulatory capital[1]	5,847	5,744
Regulatory capital ratio	7.02%	6.55%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2021	2020	2021	2020
Net interest income	$91	$119	$201	$228
Provision (reversal) for credit losses on mortgage loans	1	—	—	—
Other income (loss):
Net gains (losses) on trading securities	(2)	10	(24)	36
Net gains (losses) on derivatives	(8)	(5)	9	(53)
Gains on litigation settlements, net	—	—	—	56
Standby letter of credit fees	2	3	5	6
Other, net	7	7	11	6
Total other income (loss)	(1)	15	1	51
Total other expense	36	39	76	82
Net income before assessments	53	95	126	197
Affordable Housing Program assessments	6	10	13	20
Net income	$47	$85	$113	$177
Performance Ratios
Net interest spread	0.36%	0.37%	0.41%	0.30%
Net interest margin	0.41	0.43	0.46	0.39
Return on average equity (annualized)	3.14	5.58	3.85	5.54
Return on average capital stock (annualized)	5.32	8.53	6.55	8.39
Return on average assets (annualized)	0.21	0.31	0.25	0.30

The selected financial data above is preliminary until the Bank announces unaudited financial results in its Second Quarter 2021 Form 10-Q with the SEC expected to be filed on or before August 16, 2021.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by over 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.